Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BOUNTY MINERALS, INC.

Bounty Minerals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on June 13, 2022 (the “Certificate of Incorporation”).

2. The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”), which restates, integrates and further amends the Certificate of Incorporation, as heretofore amended, and which was duly adopted by all necessary action of the board of directors of the Corporation (the “Board of Directors”) and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Certificate of Incorporation is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read in full as follows:

ARTICLE I

The name of the corporation is Bounty Minerals, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Center.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation (a) investing in securities of Bounty Minerals Holdings LLC, a Delaware limited liability company, or any successor entities thereto (“Bounty LLC”) and any of its subsidiaries, (b) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (c) engaging in any other activities incidental or ancillary thereto.

ARTICLE IV

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is            shares of stock, consisting of:

(a)                shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”),

(b)                shares of Class B common stock, with a par value of $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and

(c)                shares of preferred stock, with a par value of $0.01 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3 Number of Authorized Shares. The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.4 Common Stock. The powers, preferences and rights of the Class A Common Stock and the Class B Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a) Voting Rights. Except as otherwise required by law or this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation),

(i) Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii) Each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of shares of Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.

(c) Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock in proportion to the number of shares held by each such stockholder; provided, however, that the holders of shares of Class B Common Stock shall be entitled to receive $0.01 per share, and upon receiving such amount, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d) Retirement of Class B Common Stock. Shares of Class B Common Stock may be issued or transferred only in connection with the simultaneous issuance or transfer of an identical number of Common Units. Any purported issuance or transfer of shares of Class B Common Stock not accompanied by an issuance or transfer of the identical number of Common Units shall be null and void and of no force or effect, and the shares of Class B Common Stock so issued or transferred shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation and cancelled for no consideration and thereupon shall be retired.

Section 4.5 Certificates. All certificates or book entries representing shares of Class B Common Stock, shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.6 Fractions. The Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Common Stock. Holders of shares of Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Corporation’s transfer agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation, all references to Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Common Stock.

Section 4.7 Restrictions on Transfer.

(a) No holder of Common Stock that acquired its shares thereof prior to the consummation of the initial public offering of Class A Common Stock (the “IPO,” and each such holder an “Initial Stockholder”) shall be permitted to, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Common Stock, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, which includes engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead or result in a Disposition, any Common Stock held by such Initial Stockholder or acquired by such Initial Stockholder immediately after the consummation of the IPO, or that may be deemed to be beneficially owned by such Initial Stockholder (collectively, the “Lock-Up”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a period of 180 days following the consummation of the IPO (the “Lock-Up Period”), without the prior written consent of the managing underwriter of the IPO. Each Initial Stockholder agrees to execute such agreement as may be reasonably requested by the managing underwriter of the IPO that is necessary to give further effect hereto; provided that in the event of any conflict or inconsistency between the terms of such separate agreement and this Section 4.7, the terms of such separate agreement shall control. Following the expiration of the Lock-Up Period, the Initial Stockholders may effect a Disposition of all or any portion of their Common Stock, subject to compliance with applicable securities laws, policies of the Corporation, this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation (the “Bylaws”) and any other requirements imposed by the Corporation or the transfer agent and registrar with respect to the Common Stock.

(b) Notwithstanding Section 4.7(a), the Lock-Up shall not apply to (i) bona fide gifts, sales or other dispositions of shares of any class of the Corporation’s capital stock, in each case, that are made exclusively between and among an Initial Stockholder and members of the Initial Stockholder’s family, or affiliates of the Initial Stockholder, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any transfer pursuant to this clause (i) that (A) the transferee/donee, through its subsequent ownership of such transferred shares of Common Stock, is bound by the restrictions set forth in Section 4.7(a) to the same extent as the transferor/donor, (B) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period, and (C) the Initial Stockholder notifies the managing underwriter of the IPO at least two business days prior to the proposed transfer or disposition, (iii) any exercise of options or vesting or exercise of any other equity-based award, in each case, under the Corporation’s equity incentive plan or any other plan or agreement described in the prospectus included in the registration statement on Form S-1 filed in connection with the IPO, including any Common Stock withheld by the Corporation for the payment of taxes due upon such exercise or vesting; provided that (A) no filing or public announcement by any party under the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with such exercise or vesting and (B) any Common Stock received upon such exercise or vesting, following any applicable net settlement or net withholding, will also be subject to the Lock-Up; and (iii) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided, however, that no sales of Common Stock or securities convertible into, or exchangeable or exercisable for, Common Stock, shall be made pursuant to a Rule 10b5-1 Plan prior to the expiration of the Lock-Up Period; provided further, that the Corporation is not required to report the establishment of such Rule 10b5-1 Plan in any public report or filing with the U.S. Securities and Exchange Commission under the Exchange Act during the Lock-Up Period and does not otherwise voluntarily effect any such public filing or report regarding such Rule 10b5-1 Plan.

(c) Unless the written approval of the managing underwriter of the IPO is obtained with respect to a Disposition after the consummation of the IPO until the expiration of the Lock-Up Period, such purported Disposition shall not be effective to transfer record, beneficial, legal or any other ownership of such Common Stock, and the transferee shall not be entitled to any rights as a stockholder of the Corporation with respect to the Common Stock purported to be purchased, acquired or transferred in the Disposition (including, without limitation, the right to vote or to receive dividends with respect thereto). Each such share of Common Stock subject to the Lock-Up Period shall bear the following legend (or any substantially similar legend):

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BOUNTY MINERALS, INC.

ARTICLE V

The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock a number of shares that shall from time to time be sufficient to effect the redemption of all outstanding Common Units that are subject to the Redemption Right (as defined in the LLC Agreement); provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption by delivery of cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock that are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws. The affirmative vote of a majority of the Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (as defined below), voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided, further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

ARTICLE VII

Section 7.1 Board of Directors. Except as provided in this Amended and Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 7.2 Ballot. Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 7.3 Number and Terms of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the initial closing of the registered initial underwritten public offering of the Class A Common Stock (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class. At each annual meeting of stockholders following the sixth annual meeting of stockholders held after the IPO Date, all directors shall be submitted to a vote of the Company’s stockholders for election, and shall be elected for terms expiring at the next annual meeting of stockholders and the classification provision set forth above shall no longer apply.

Section 7.4 Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Any Director so chosen shall hold office until the next election of Directors and until his or her successor shall be elected and qualified.

Section 7.5 Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed with or without cause, at a meeting called for that purpose by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 7.6 Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 7.7 Committees. Each committee designated by the Board of Directors shall consist of no less than one (1) Director.

ARTICLE VIII

Section 8.1 No Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Section 8.2 Special Meetings. Special meetings of stockholders of the Corporation may be called only by the majority of the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Board of Directors.

ARTICLE IX

The Corporation shall have the right, subject to any express provisions or restrictions contained in this Amended and Restated Certificate of Incorporation, from time to time, to amend this Amended and Restated Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by applicable law, and all rights and powers of any kind conferred upon a Director or stockholder of the Corporation by this Amended and Restated Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws (and in addition to any other vote that may be required by applicable law or this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation.

ARTICLE X

The Corporation is authorized to indemnify, and to advance expenses to, each current, former or prospective Director, officer, employee or agent of the Corporation to the fullest extent permitted by Section 145 of the DGCL. To the fullest extent permitted by the laws of the State of Delaware, no Director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of a Director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE XI

Section 11.1 Corporate Opportunity.

(a) To the fullest extent permitted by the laws of the State of Delaware, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (A) the Board of Directors or any Director, (B) any stockholder, officer or agent of the Corporation, or (C) any Affiliate of any person or entity identified in the preceding clause (A) or (B), but in each case subject to the last sentence of this Section 11.1(a); (ii) no stockholder and no Director, in each case, that is not an employee of the Corporation or its subsidiaries, will have any duty to refrain from (A) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (B) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any stockholder or any Director, in each case, that is not an employee of the Corporation or its subsidiaries, acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such stockholder or such Director or any of their respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such stockholder or Director shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such stockholder or Director may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other person or entity. The immediately preceding sentence shall not apply to any potential transaction or business opportunity that is expressly offered to a Director or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director or employee of the Corporation or its subsidiaries.

(b) To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 11.2 Liability. No stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty (contractual or otherwise) solely by reason of any activities or omissions of the types referred to in this Article XI except to the extent such actions or omissions are in breach of this Article XI.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Notwithstanding the foregoing, in the event the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, then the sole and exclusive forum for such action or proceeding shall be the federal district court for the District of Delaware. The provisions of this Article XII shall not apply to claims brought to enforce any duty or liability created by the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. If any action the subject matter of which is within the scope of this Article XII is filed in a court other than the Delaware Court of Chancery (or the federal district court for the District of Delaware, as applicable) (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Delaware Court of Chancery (or the federal district court for the District of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article XII with respect to any current or future actions or proceedings.

ARTICLE XIII

Section 13.1 Section 203 of the DGCL. The Corporation expressly elects not to be governed by or subject to the provisions of Section 203 of the DGCL as now in effect or hereafter amended, and the restrictions and limitations set forth therein shall not apply to the Corporation.

Section 13.2 Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meaning:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

(b) “Common Unit” means a membership interest in Bounty LLC, authorized and issued under the LLC Agreement, and constituting a “Common Unit” as defined in the LLC Agreement.

(c) “Control” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock or other equity interests, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not voluntarily or as a group have control of such entity.

(d) “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Bounty LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(e) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(f) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [•].

BOUNTY MINERALS, INC.

By:
Name: Tracie Palmer
Title: Chief Executive Officer and President